April 2008 Filed pursuant to Rule 433 dated April 8, 2008 Relating to Preliminary Pricing Supplement No. 610 dated April 8, 2008 to Registration Statement No. 333-131266

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

97% Protected Absolute Return Barrier Notes due October   , 2009
Based on the Value of the S&P 500® Index

Partially Principal Protected Absolute Return Barrier Notes offer investors exposure to a wide variety of indices and provide for the return of a substantial percentage of the principal amount if held to maturity. They are for investors who are wiling to risk loss of some of their initial investment and forgo market interest rates in exchange for partial principal protection and potential levered appreciation based on the absolute value of the return of the underlying index, but only if the underlying index remains within a specified range at all times during the term of the notes, and the absolute value of the return of the underlying index exceeds a minimum level.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	April , 2008
Original issue date:	April , 2008 (5 business days after the pricing date)
Maturity date:	October , 2009
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪	If at all times during the observation period the index value is within the index range, $10 times the absolute index return times the participation rate; or
	▪	If at any time on any day during the observation period the index value is outside the index range, $0.
Minimum payment at maturity:	$9.70
Maximum payment at maturity:	$12.20 to $12.95 (122.0% to 129.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to , which is the initial index value x 75%; and
▪ less than or equal to , which is the initial index value x 125%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Participation rate:	100% to 130%. The actual participation rate will be determined on the pricing date.
Initial index value:	The closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	October , 2009, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617480231
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
 (1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 610 dated April 8, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Investment Overview

The notes will pay at maturity the minimum payment amount of $9.70 plus a supplemental redemption amount, if any, based on the absolute index return as of the index valuation date.  The supplemental redemption amount provides 100% to 130% upside leverage (e.g. a 10% appreciation of the index will return 97% of the stated principal amount plus 100% to 130% of the absolute index return).  However, if the underlying index does not remain within a specified range at all times during the term of the notes, the investment will return only the minimum payment amount of $9.70 per note at maturity.  In addition, because only 97% of principal is protected at maturity, if the absolute value of the index return as of the index valuation date does not appreciate by more than approximately 2.3% to 3.0% (depending on the actual participation rate), you will receive less than the $10 stated principal amount per note at maturity, up to a maximum loss of 3% of the stated principal amount.  The notes do not pay interest.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 7, 2008

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	1,372.54
52 Week Intraday High Index Value:	1,576.09 (on 10/11/07)
52 Week Intraday Low Index Value:	1,256.98 (on 3/17/08)

S&P 500 Index Historical Performance – Intraday Highs and Lows and Closes from January 1, 2003 to April 7, 2008

April 2008	Page 2

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Key Investment Rationale

These 97% Protected Absolute Return Barrier Notes provide partial principal protection as well as the potential for a return of up to 22.0% to 29.5% regardless of whether the Index appreciates or depreciates, as long as the Index remains within the index range at all times during the observation period.

Partial Principal Protection	97% principal protection at maturity regardless of the performance of the underlying index.
Best Case Scenario
The index value remains within the index range at all times during the observation period and investors receive $10 times the absolute index return times the participation rate, subject to the maximum payment at maturity of $12.20 to $12.95 (122.0% to 129.5% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the index valuation date, the absolute index return is 25% and the Index has remained within the index range at all times during the observation period.

Worst Case Scenario	The index value is outside the index range at any time on any day during the observation period and investors receive only 97% of the principal amount of their investment at maturity.

Summary of Selected Key Risks (see page 8)

Structure Related Risks

¡	No guaranteed supplemental redemption amount, and therefore the notes may pay less than the principal amount at maturity

¡	No interest payments

¡	Appreciation potential is limited.

¡	Market value of notes may decline.

Index Related Risks

¡	Adjustments to the Index could adversely affect the value of the notes.

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors.

¡	Secondary trading may be limited.

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity could potentially affect the value of the notes.

Other Risks

¡	Economic interests of the calculation agent may be potentially adverse to investor interests.

¡	Investing in the notes is not equivalent to investing in the Index.

¡	Credit risk to Morgan Stanley

April 2008	Page 3

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the minimum payment amount of $9.70 per note and a return, if any, based on the absolute value of the return of the Index, the participation rate and on whether the Index has remained within the index range at all times during the observation period.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2008	April , 2008 (5 business days after the pricing date)	October , 2009, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	The S&P 500® Index (the “Index”)
Issue price:	$10 per note
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$9.70 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If at all times during the observation period the index value is within the index range, $10 times the absolute index return times the participation rate; or
▪  If at any time on any day during the observation period the index value is outside the index range, $0.

Minimum payment at maturity:	$9.70
Maximum payment at maturity:	$12.20 to $12.95 (122.0% to 129.5% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is: ▪ greater than or equal to , which is the initial index value x 75%; and ▪ less than or equal to , which is the initial index value x 125%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Participation rate:	100% to 130%. The actual participation rate will be determined on the pricing date.
Initial index value:	The closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	October , 2009, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the index valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

April 2008	Page 4

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617480231
Minimum ticketing size:	100 notes
Tax consideration:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  If the notes were priced on April 7, 2008, the “comparable yield” would be a rate of 2.8832% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.4393 due at maturity.  The actual comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$0.0481	$0.0481
July 1, 2008 through December 31, 2008	$0.1449	$0.1930
January 1, 2009 through June 30, 2009	$0.1469	$0.3399
July 1, 2009 through the Maturity Date	$0.0994	$0.4393

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the component stocks of the Index, in futures or options contracts on the Index or on any component stocks of the Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2008	Page 5

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

How the 97% Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from –100% to +100% and assumes a hypothetical initial index value of 1,300, a hypothetical participation rate of 115% and an index range which includes all index values greater than or equal to the hypothetical initial index value times 75% and less than or equal to the hypothetical initial index value times 125%.  In this example, the index must move by more than 25% in either direction from the hypothetical initial index value before we would not pay you a supplemental redemption amount.  In addition, in this example, if the index does not move by more than approximately 2.6% in either direction from the hypothetical initial index value, you would receive less than the $10 stated principal amount per note.

The following results are based solely on the hypothetical example cited and for the shaded rows, on the assumption that the value of the index has remained within the price range at all times during the observation period.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
2,600	100.0%	$0.00	$9.70	– 3.0%
2,275	75.0%	$0.00	$9.70	– 3.0%
1,950	50.0%	$0.00	$9.70	– 3.0%
1,625	25.0%	$2.88	$12.58	25.8%
1,560	20.0%	$2.30	$12.00	20.0%
1,508	16.0%	$1.84	$11.54	15.4%
1,456	12.0%	$1.38	$11.08	10.8%
1,404	8.0%	$0.92	$10.62	6.2%
1,352	4.0%	$0.46	$10.16	1.6%
1,334	2.6%	$0.30	$10.00	0.0%
1,326	2.0%	$0.23	$9.93	– 0.7%
1,300	0.0%	$0.00	$9.70	– 3.0%
1,274	– 2.0%	$0.23	$9.93	– 0.7%
1,266	– 2.6%	$0.30	$10.00	0.0%
1,248	– 4.0%	$0.46	$10.16	1.6%
1,196	– 8.0%	$0.92	$10.62	6.2%
1,144	– 12.0%	$1.38	$11.08	10.8%
1,092	– 16.0%	$1.84	$11.54	15.4%
1,040	– 20.0%	$2.30	$12.00	20.0%
975	– 25.0%	$2.88	$12.58	25.8%
650	– 50.0%	$0.00	$9.70	– 3.0%
325	– 75.0%	$0.00	$9.70	– 3.0%
0	– 100.0%	$0.00	$9.70	– 3.0%

At maturity, the notes will pay at least 97% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the Index has remained within the index range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

April 2008	Page 6

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Payment Example 1
The level of the Index increases by 16% from the hypothetical initial index value of 1,300 to a final index value of 1,508, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,508 – 1,300) / 1,300] x participation rate of 115%  = $1.84

Therefore, the total payment at maturity per note will be $11.54, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $1.84.

Payment Example 2
The level of the Index decreases by approximately 2.6% from the hypothetical initial index value of 1,300 to a final index value of approximately 1,266, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,266 – 1,300) / 1,300] x participation rate of 115%  = $0.30

Therefore, the total payment at maturity per note will be $10.00, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.30.

Payment Example 3
The level of the Index increases by 2% from the hypothetical initial index value of 1,300 to a final index value of 1,326, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(1,326 – 1,300) / 1,300] x participation rate of 115%  = $0.23

Therefore, the total payment at maturity per note will be $9.93, which is the sum of the $9.70 minimum payment amount and a supplemental redemption amount of $0.23.  Accordingly, the payment at maturity will be less than the $10 stated principal amount of the notes even though the Index has increased and has remained within the index range at all times during the observation period.

Payment Example 4
The level of the Index moves outside the index range at any time on any day during the observation period.  Because the level of the Index has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only the minimum payment amount of $9.70 per note regardless of the final index value.

April 2008	Page 7

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  In addition, the return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing value of the Index on the index valuation date and on whether the value of the Index remains within the index range throughout the observation period.

¡
No guarantee of full return of principal at maturity.  The notes do not guarantee full return of principal at maturity.  If at any time on any day during the observation period the value of the index is outside the index range, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $9.70 for each note.  In addition, even if the value of the index does not move outside the index range at any time during the observation period, if the absolute value of the return of the index as of the index valuation date is less than approximately 2.3% to 3.0% and the supplemental redemption amount is consequently less than $0.30, you will receive less than the $10 stated principal amount per note at maturity.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $12.20 to $12.95 per note, or 122.0% to 129.5% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.50 to $3.25, after giving effect to the participation rate, because if the final index value is less than 75% or greater than 125% of the initial index value, the Index will have moved outside the index range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the value of the Index is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Index Specific Risks Factors

¡
Adjustments to the Index could adversely affect the value of the notes.  The publisher of the Index may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the value of the Index has been outside the index range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

April 2008	Page 8

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

¡
The notes will not be listed.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

¡
Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the Index or its component stocks), including trading in the component stocks of the Index as well as in other instruments related to the Index.  Any of these hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the Index is outside the index range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Other Risk Factors

¡
Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

¡
Not equivalent to investing in the Index.  Investing in the notes is not equivalent to investing in the Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

April 2008	Page 9

97% Protected Absolute Return Barrier Notes due October    , 2009
Based on the Value of the S&P 500® Index

Information about the Underlying Index

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the SPX is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Description of the Notes—The S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Description of the Notes—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information
The following table presents the published high and low closing values of the Index from January 1, 2003 through April 7, 2008.  The closing value of the Index on April 7, 2008 was 1,372.54.  We obtained the closing value and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical values of the Index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter (through April 7, 2008)	1,372.54	1,367.53	1,372.54

April 2008	Page 10